UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	September 3, 2009

Uranium Resources, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-17171	75-2212772
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
405 State Highway 121 Bypass Building A, Suite 110 Lewisville, Tex	75067
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code:	(972) 219-3330
Not Applicable
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

          (b) and (e) Effective September 3, 2009, David N. Clark resigned as President and Chief Executive Officer and as a Director of Uranium Resources, Inc. (the “Company”). In connection with Mr. Clark’s resignation, the Company entered into a agreement with Mr. Clark, a copy of which is attached hereto as Exhibit 10.1.  The description of the agreement contained herein is qualified in its entirety by reference to the agreement.

          Pursuant to the agreement, Mr. Clark will continue to provide consulting services to the Company until March 3, 2010.  The Company will continue Mr. Clark’s current compensation through December 2, 2009 and existing health and dental insurance benefits for a period of six months following his resignation.  Vesting of his restricted shares was accelerated and the termination date of certain stock options was extended to September 3, 2011. The agreement contains, among other provisions, mutual releases and confidentiality provisions.

          (c) and (d)  On September 3, 2009, Don Ewigleben, was appointed President, Chief Executive Officer and Chief Operating Officer of the Company. Mr. Ewigleben was also appointed a director to fill the vacancy created by Mr. Clark’s resignation.

          Mr. Ewigleben brings over 30 years of corporate leadership experience to URI, most recently serving as President and CEO of AngloGold Ashanti North America, where he held various executive management positions after joining AngloGold in 2000 as Vice President, General Counsel and Chief Environmental Officer.  Prior to his career at AngloGold, he held senior management positions at Echo Bay Mines, AMAX Gold and AMAX Coal Industries.  Mr. Ewigleben is a director and Executive Committee member of the National Mining Association and was previously a member of the boards of the Mining Association of Canada and several industry associations at the state level.  He earned a Juris Doctor degree from the Indiana University School of Law after receiving his undergraduate degree from Ball State University.

          In connection with Mr. Ewigleben’s appointment, the Company entered into a letter agreement with Mr. Ewigleben, dated September 3, 2009, a copy of which is attached hereto as Exhibit 10.2. The description of the letter agreement contained herein is qualified in its entirety by reference to the letter agreement. The letter agreement provides for a two-year term, an annual base salary of $350,000 and a signing bonus of 100,000 shares of restricted stock (subject to six-month vesting).  His is eligible for an annual cash bonus based on the accomplishment of certain performance goals established in advance each year by the compensation committee of the board of directors and a discretionary performance-based non-cash bonus payable in restricted shares that vest in 60 days after their award.

          Mr. Ewigleben also receive 300,000 restricted shares as long-term performance based incentive compensation.  These shares will vest in equal annual installments over a three year period based upon achievement of certain long-term performance metrics. In addition, as an executive officer of the Company, Ms. Ewigleben will be targeted to own a certain amount of stock in the Company within five years of the commencement of his employment with the Company.

          Under the letter agreement, if Mr. Ewigleben’s employment is terminated for any reason other than his voluntary resignation, retirement or termination for good and sufficient cause, then he will be entitled to the following: (i) one year’s annual salary plus target bonus without regard to the attainment of any specific performance objectives; (ii) continued health insurance coverage under the Company’s benefit plan(s) for one year from the date of Mr. Ewigleben’s termination; (iii) the right to exercise all outstanding options to acquire shares under any incentive share plan within 90 days of his termination; and (iv) the acceleration of the vesting date of any restricted shares to the date of termination.

          In the event of a “change of control” of the Company  and his resignation for “good and sufficient cause” (each as defined in the letter agreement) Mr. Ewigleben will be entitled to payment of an amount equal to two years’ salary plus target bonus without regard to the attainment of any specific performance objectives and an amount equal to the cost of all COBRA payments for up to twelve months to remain on the applicable medical and dental plans. A “change of control” will also result in the immediate vesting of all of Mr. Ewigleben’s restricted shares and the exercisability of any options in accordance with any incentive share plan within 90 days of the date of the “change of control.”

Item 8.01. Other Events

On September 4, 2009, the Registrant issued a press release announcing that David N. Clark has stepped down as the President and Chief Executive Officer and a Director of the Company effective September 3, 2009, and the Uranium Resources Board has appointed Mr. Donald C. Ewigleben as President and CEO to succeed Mr. Clark and also named Mr. Ewigleben as a director to fill the vacancy created by Mr. Clark’s resignation.

Item 9.01 Financial Statements and Exhibits.

(d)        Exhibits.

10.1      Agreement, dated September 3, 2009 between the Company and David N. Clark.

10.2      Letter Agreement, dated September 3, 2009 between the Company and Don Ewigleben.

99.1      Press Release dated September 4, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

URANIUM RESOURCES, INC.

Date:	September 4, 2009	/s/ Thomas H. Ehrlich
Thomas H. Ehrlich
Vice President and Chief Financial Officer

Exhibit Index

Exhibit Number	Description

Exhibit 10.1	Agreement, dated September 3, 2009 between the Company and David N. Clark.

Exhibit 10.2	Letter Agreement, dated September 3, 2009 between the Company and Don Ewigleben.

Exhibit 99.1	Press Release dated September 4, 2009.